Exhibit 3.5
TELESAT LLC
(f/k/a Acquireco LLC)
LIMITED LIABILITY COMPANY AGREEMENT
     This Limited Liability Company Agreement (this “Agreement”) is enacted by 4363230 Canada Inc. (the “Member”), effective as of October 31, 2007.
WITNESSETH:
     WHEREAS, the Member has previously executed that certain Limited Liability Company Agreement, dated as of September 7, 2007 (the “Original Agreement”);
     WHEREAS, the Member wishes to amend and restate the Original Agreement in its entirety, setting forth, among other things, how the business and affairs of Telesat LLC shall be managed;
     NOW, THEREFORE, the undersigned hereby resolves as follows:
1.	Formation and Name.
     (a) The undersigned does hereby form a limited liability company under the Act. The name of the limited liability company is Telesat LLC. (the “Company”). The business of the Company may be conducted under any other name deemed necessary or desirable by the Member in order to comply with local law.
     (b) The undersigned resolves to form and continue the Company as a limited liability company pursuant to the provisions of the Act and of this Agreement and resolves that its rights and liabilities shall be as provided in the Act for members except as provided herein.
2.	Business.
     The Company is formed for the object and purpose of, and the Company’s business is, to engage in any and all lawful acts and activities for which limited liability companies may be organized under the Act and to engage in any and all activities necessary or incidental to the foregoing.
3.	Principal Place of Business.
     The principal office of the Company shall be located at c/o McCarthy Tetrault LLP, Suite 4700, Toronto Dominion Bank Tower, Ontario Canada M5K 1E6, or such other place as the Member may designate from time to time.

4.	Duration.
     The Company shall continue in existence perpetually unless the Company is dissolved and its affairs wound up in accordance with the Act or this Agreement. The Member may terminate this Agreement and dissolve the Company at any time.
5.	Fiscal Year.
     The fiscal year of the Company shall begin on January 1 of each year and end on December 31 of that year, unless such fiscal year is disapproved by the Internal Revenue Service, in which event the fiscal year shall be as otherwise designated by the Member and approved by the Internal Revenue Service.
6.	Member.
     (a) The Member shall be the sole member of the Company in accordance with the terms of this Agreement.
     (b) The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including, without limitation, all powers, statutory or otherwise, possessed by members of limited liability companies under the laws of the State of Delaware.
7.	Membership Certificates.
     (a) Every Member shall be entitled to have a certificate signed in the name of the Company by (1) the President or any Vice President and (2) the Secretary or any Assistant Secretary of the Company. Each certificate shall state the percentage of the outstanding membership interests of the Company owned by such Member.
     (b) The Company may issue a new certificate in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Company may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it (including any expense or liability) on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.
8.	Applicability of Article 8 of the Delaware Uniform Commercial Code.
     The membership interests are securities governed by Article 8 of the Delaware Uniform Commercial Code.
9.	Management.

     (a) Board of Managers.
          (i) Except for decisions or actions requiring the approval of the Member as provided by non-waivable provisions of the Act or applicable law, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be governed by, a Board of Managers (the “Board”) comprised of a Chairman and between three and ten additional managers (each, a “Manager”) elected and appointed from time to time by the Member. Each Manager shall serve as such until their successor is elected, appointed and qualified or until their earlier termination by reason of resignation, removal or death, whereupon the authority granted to such individual as a Manager shall immediately cease. In addition to the powers and authority expressly conferred upon the Board by this Agreement, the Board may exercise all such powers necessary or appropriate to carry out the purposes for which the Company has been formed and to further the interests of the Member.
          (ii) The initial Board shall consist of Michael B. Targoff, Mark Rachesky, Henry G. Intven, Gordon Fyfe, James Pittman, Derek Murphy, John P. Cashman, Colin Watson, Clare R. Copeland and Peter Harder.
          (iii) Any Manager may be removed from service as a Manager, with or without cause, by the Member at any time upon written notice thereof by the Member to the Board. Any Manager may resign from service as a Manager at any time upon written notice thereof by such Manager to the Board. Any vacancy in the Board, or any additions to the Board (up to a maximum of ten Managers) may be filled by a majority of the Managers then in office, though less than a quorum, and each Manager so chosen shall hold office until their successor is elected, appointed and qualified or until their earlier termination by reason of resignation, removal or death, whereupon the authority granted to such individual as a Manager shall immediately cease.
          (iv) The compensation, if any, of the Managers in respect of their service as Directors shall be determined by the Member in its sole discretion.
     (b) Board Meetings.
          (i) Regular or special meetings of the Board may be held without notice at such time and place as shall from time-to-time be determined by the Chairman of the Board or a majority of the Managers then in office.
          (ii) At all meetings of the Board, the presence of a majority of the Managers then in office shall be necessary and sufficient to constitute a quorum for the transaction of business. The act of a majority of the Managers at any meeting at which a quorum is present shall be the act of the Board.
          (iii) Managers may participate in and hold any meeting of the Board by means of a telephone conference or similar communications equipment by which each Manager participating in the meeting can simultaneously hear and speak to each other, and participation in any meeting of the Board pursuant to this Section 9(b)(iii) shall constitute presence at such meeting for the purposes of determining whether a quorum is present.
          (iv) Any action required or permitted to be taken at a meeting of the Board may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the Managers then in office.
     (c) Officers.
          (i) The Board may appoint and elect (as well as remove or replace with or without cause), as it deems necessary or appropriate in its sole discretion, the officers of the Company (collectively, the “Officers”).
          (ii) The Officers shall manage the Company’s day-to-day operations and perform such other duties and exercise such powers as may be assigned to them from time to time by the Board.
          (iii) Unless the Board determines otherwise, if the title of any person authorized to act on behalf of the Company under this Section 9(c) is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authority and duties that are normally associated with that office, subject to any specific delegation of, or restriction on, authority and duties made pursuant to this Section 9. Any number of titles may be held by the same person. Any delegation pursuant to this Section 9(c) may be revoked at any time by the Board.
          (iv) The initial Officers of the Company, who shall serve as such until his or her successor is appointed and qualified or until his or her earlier termination by reason of retirement, resignation, removal, death or other separation, shall be as follows:

Daniel S. Goldberg	President and Chief Executive Officer

Ted H. Ignacy	Chief Financial Officer and Treasurer

Jennifer E. Lecour	Vice President, General Counsel and Secretary
10.	Capital Contributions.
     Capital contributions shall be made in cash or in the form of marketable securities or other instruments.

11.	New Members.
     New members of the Company may be admitted by the Member at any time. In the event of such admission, this Agreement shall be amended and/or restated, as determined by the Member.
12.	Withdrawals.
     Subject to the requirements of applicable law, the Member may withdraw all or a portion of its capital from the Company at any time. Withdrawals may be in cash or in securities or other instruments held by the Company.
13.	Limited Liability of the Member.
     The Member in its capacity as a member shall not be liable for any debts, obligations or liabilities of the Company.
14.	Amendments.
     The Member may amend this Agreement at any time by written instrument signed by the Member and filed with the books and records of the Company. Pending any replacement or amendment of this Agreement, it is intended that the provisions of the Act be controlling as to any matters not set forth in this Agreement.
15.	Miscellaneous.
     (a) Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     (b) Captions. All captions used in this Agreement are for convenience only and shall not affect the meaning or construction of any provision hereof.
     (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
     (d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Member and its successors and assigns.
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     IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

4363230 CANADA INC.
By:	/s/ Avi Katz
	Name:	Avi Katz
	Title:	Vice President and Secretary

By:	/s/ Derek Murphy
	Name:	Derek Murphy
	Title:	Vice Chairman